CODE OF ETHICS

Introduction

Infinity Q Capital Management, LLC (“Infinity Q”) has adopted this Code of Ethics (the “Code”) to guide and help us to ensure that we comply with all applicable federal laws, rules and regulations.  Our overriding goal is to comply with our fiduciary duty to the Infinity Q Diversified Alpha Fund and our other clients (the “Funds”).

We expect Infinity Q personnel to adhere to the letter and spirit of the Code.  Failure to adhere to either the letter or the spirit of the Code may result in disciplinary action, including termination of employment.  See “Enforcement of Code” for further information on Infinity Q’s sanction policies.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code or become aware of a violation of the Code by another individual, you should promptly report such issues to the CCO.

Standards of Business Conduct

Infinity Q seeks to foster and maintain a reputation for honesty, openness, trust, integrity and professionalism.    That reputation is something we value greatly and endeavor to protect and is a vital business asset.  Accordingly, Infinity Q places a high value on ethical conduct by Infinity Q and by persons working on behalf of Infinity Q.  To further promote the importance of this value, we have adopted the Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance, by persons to whom the Code applies, with the Federal Securities Laws and the fiduciary duties owed to the Funds.  We expect and insist that all persons subject to the Code meet the letter and spirit of the rules and also live up to the ideals of our organization.

Federal Securities Laws

Infinity Q is committed to compliance with applicable regulations.  Each of us must also recognize our personal obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties.  They include laws and regulations that apply specifically to investment advisers, as well as laws with broader applicability including prohibitions on insider trading and other forms of market abuse.  All employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”).

General Principles and Restrictions

It is generally improper for the Firm or persons covered by the Code to:

•	employ any device, scheme or artifice to defraud a Fund;

•	make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund;

•	engage in any manipulative practice with respect to a Fund;

•	use your position, or any investment opportunities presented by virtue of your position, to personal advantage or to the detriment of a Fund; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to the Funds as a fiduciary.

However we strive to minimize conflicts, conflicts of interest will arise.  Once a conflict of interest is identified, Infinity Q will determine whether disclosure has been made to the Funds and whether any approvals may be needed in order to proceed with a transaction.

Scope of the Code

In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1(c)(1) under the 1940 Act and Rule 204A-1 under the Advisers Act, the Adviser has adopted the Code to address transactions that may create or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.

Persons Covered by Code

This Code generally applies in its entirety to all Access Persons of Infinity Q which includes:

•	Every managing director, principal, partner or officer (or any person performing similar functions) or employee of Infinity Q.

•	A natural person acting as an independent contractor with respect to Infinity Q who has access to nonpublic information regarding any purchase or sale of securities by Infinity Q on behalf of any of the Funds or who is involved in making securities recommendations to the Funds or who has access to such recommendations that are nonpublic.

•	Any other natural person (whether or not an employee of Infinity Q and including temporary personnel and interns) who is subject to Infinity Q’s supervision and control and has access to nonpublic information regarding any Funds’ purchase or sale of securities or who is involved in making securities recommendations to the Funds or who has access to such recommendations that are nonpublic.

•	Any other person who the CCO designates as subject to the Code.

The activities of your Family/Household (defined below) are also covered by the “Personal Trading Policies and Procedures” and “Reporting and Certification Requirements” portions of the Code.

Persons Not Covered by Code

Notwithstanding the foregoing and subject to applicable law, the CCO may determine that certain individuals should not be covered by the Code or portions thereof.

Investment Accounts to be Reported under the Code

Investment accounts that must be reported under the Code include those with brokers, dealers, investment managers or banks in which any security/securities are held for your or your Family/Household’s direct or indirect benefit.  Please note that not all securities and transactions in securities within these investment accounts are subject to the Code’s preclearance and reporting requirements. These requirements are detailed later within the Code.

Exceptions

If you have an account you feel should not be subject to the above reporting requirement, you should submit a written request for clarification or an exemption to the CCO. The request should name the account, describe the nature of your interest in the account, the person or firm responsible for managing the account, and the basis upon which the exemption is being claimed. Requests will be considered on a case-by-case basis.

In all transactions involving such an account you should, however, conform to the spirit of the Code and avoid any activity which might appear to conflict with the interests of the Funds or with your duties as an employee of Infinity Q.

Definitions

A.	“Beneficial Interest”

The term “Beneficial Interest” is interpreted in the same manner as it would be in determining whether a person has beneficial ownership pursuant to the provisions of Section 16 of the Exchange Act, and the rules and regulations thereunder.  Beneficial Interest is a very broad concept. This definition means that you should consider yourself to have a Beneficial Interest in any Covered Securities in which you, through any contract, arrangement, understanding, relationship or otherwise have a direct or indirect economic or pecuniary interest.1  In addition to any of the foregoing, you should consider yourself to have a Beneficial Interest in Covered Securities held by members of your Family/Household.  Beneficial Interest also includes any interest that arises as a result of:

•	Covered Securities being held in such a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts;

1 Pecuniary interest includes the opportunity, directly or indirectly, to share in any profit derived from a transaction in the securities.

•	a partnership interest in a general or limited partnership (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account);

•	a right to dividends that is separated or separable from the underlying Covered Security;

•	a right to acquire equity securities through the exercise or conversion of any derivative on a Covered Security (whether or not presently exercisable or convertible);

•	Covered Securities in a person’s individual retirement account;

•	Covered Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;

•	Covered Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) the trustee of a trust and his or her family members are beneficiaries of such trust;

•	Covered Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account);

•	Covered Securities owned by an investment club in which the person participates;

•	Covered Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in (i) a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account, or (ii) in an account with respect to which the person has certified to the CCO at least annually that the person has had no influence or control regarding any particular transaction made or to be made in the account and the adviser, broker, bank, trust company or other manager has made all investment decisions without informing the person as to the transaction until after the transaction has been effected (accounts meeting such requirements, a “Discretionary Account”). (Merely placing securities into an account for which a person does not exercise investment discretion is not sufficient to remove them from a person’s Beneficial Interest. This is because, unless the account is of the type described above, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.) A person wishing to take advantage of the exception described in (ii) above must also use his or her best efforts to obtain an acknowledgment from the relevant adviser, broker, bank, trust company or other manager that such person has no influence or control regarding any particular transaction made or to be made in the relevant account, which acknowledgment must be submitted to the CCO and the CCO may at any time request account agreements or written documentation evidencing the discretionary nature of a Discretionary Account and may choose to treat an account as non-discretionary pending receipt of such documentation in his sole discretion. Please note that while Discretionary Accounts that meet the Code of Ethics requirements are not subject to pre-clearance requirements they ARE subject to reporting requirements of the Code of Ethics; and

•	certain performance related advisory fees (other than an asset based fee).

Please note that you are not deemed to have a Beneficial Interest in portfolio securities held by an investment company registered under the 1940 Act or in a public utility holding company registered under the Public Utility Holding Company Act of 1935. You also are not deemed to have a Beneficial Interest in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of the Code of Ethics.  You should ask the CCO if you have any questions or doubts at all about whether they or any member of your Family/Household would be considered to have a Beneficial Interest in any particular situation.

B.	“Covered Security”

The term “Covered Security” means anything that is considered a “security” under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Act and includes, for example, stocks, bonds, futures, or other investment contracts as well as items that you might not ordinarily think of as securities, such as:

•	Options on securities, on indexes, and on currencies;
•	Exchange-traded securities (including exchange-traded funds);
•	Investments in all kinds of limited partnerships;
•	Foreign unit trusts and foreign mutual funds;
•	Private investment funds and hedge funds.

A Covered Security does not include, for example:

•	Direct obligations of the U.S. government (or other sovereign government bonds);
•	Bankers’ acceptances, bank certificate of deposits, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of open-end investment companies (other than Reportable Funds and exchange-traded funds) that are registered under the 1940 Act; and
•	Shares issued by Unit Investment Trusts that are invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds.

C.	“Family/Household”

The term “Family/Household” includes the following:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in a material way to their support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in a material way to their support).

•	Any of these people who live in your household: stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mother-, father-, son-, daughter-, brother- or sister-in law, any person related by adoption and any individual economically dependent upon you; and

•	Any unrelated individual whose investments are controlled by you.

D.	“Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the U.S. Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

E.	“Private Placement or Limited Offering”

The terms “Private Placement or Limited Offering” means an offering of securities that is exempt from registration under the U.S. Securities Act of 1933 pursuant to Sections 4(a)(2) or 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the U.S. Securities Act of 1933.

F.	“Reportable Fund”

“Reportable Fund” means (i) any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (i.e., an adviser of a registered investment company); or (ii) any such fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.  For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act (see Attachment B of the policy on Compliance with Affiliate Transaction Restrictions for the complete definition).

Personal Trading Policies and Procedures

Personal Trading Policies

Prohibition on trading in Covered Securities that are being considered for purchase or sale for a Fund

Barring a communication from the CCO or his designee otherwise, you and members of your Family/Household are prohibited from trading in a Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a Fund’s behalf.  This prohibition applies during the entire period that the Covered Security is being considered by Infinity Q for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for any Funds.

The restrictions are designed to avoid conflicts with the Funds’ interests.  However, patterns of trading that meet the letter of the restrictions but are intended to circumvent the restrictions are also prohibited.  It is expected that you will comply with the restrictions herein in good faith and conduct your personal securities transactions in keeping with the intended purpose of this Code.

Exception

The above prohibition does not apply to transactions in Discretionary Accounts or transactions in Covered Securities pursuant to an automatic dividend or investment plan.

Preclearance

You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Interest unless you obtain, in advance of the transaction, preclearance for that transaction.  For purposes of these preclearance requirements, you should assume that any investment transaction that you or members of your Family/Household are considering making is subject to preclearance pursuant to the Code, unless the Code specifically provides that the transaction is not subject to preclearance.

Preclearance is obtained via Compliance Science’s PTCC (“PTCC”).  If preclearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day (except in the case of private placements, as discussed below under “Private Placements”).  The CCO may revoke a preclearance at any time after it is granted and before you execute the transaction.  The CCO may deny or revoke preclearance for any reason, and is not required to explain such revocation or denial to you.  Preclearance requests submitted by the CCO shall be reviewed and approved by Infinity Q’s Chief Executive Officer.

The preclearance requirements do not apply to the following categories of transactions:

•	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

•	Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or to sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of any class of Covered Securities and received by you (or a Family/Household member) from the issuer.

•	Transactions in Discretionary Accounts.

•	Certain Exchange-Traded, NASDAQ, or OTC Options or Futures Contracts, including Currency Futures, Interest Rate Futures, Commodity Futures, and other futures and options for which preclearance is not required on the underlying security, and broad-based index options.

•	Certain other transactions in securities as described in Appendix 1.

Private Placement or Limited Offerings

Neither you nor any member of your Family/Household may acquire directly or indirectly any Beneficial Interest in any security (not just Covered Securities) in a Private Placement or Initial Public Offering, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason.  If preclearance is obtained, it is valid until the private placement transaction closes.

Initial Public Offerings

Neither you nor any member of your Family/Household may acquire directly or indirectly any Beneficial Interest in any security (not just Covered Securities) in an Initial Public Offering, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason.

Waivers and Exemptions

Subject to applicable law, the CCO may from time to time grant waivers or exemptions, other than or in addition to those described previously, from the trading restrictions, preclearance requirements or other provisions of the Code with respect to particular individuals and types of transactions or securities, where in the opinion of the CCO, such an exemption is appropriate in light of all the circumstances.  The CCO or his designee will maintain records necessary to justify such waivers or exemptions.

Reporting and Certification Requirements

Personal Securities Reports and Certifications

Initial and Annual Holdings Reports

You are required to disclose all Covered Securities in which you (or members of your Family/Household) have a Beneficial Interest promptly upon commencement of employment and on an annual basis thereafter.  Please see the definition of a Covered Security above for detail on which securities would be considered Covered Securities.

You must submit initial and annual holdings reports:

a.	No later than 10 calendar days after you become covered by the Code, and the information must be current as of a date no more than 45 calendar days prior to the date you are covered by the Code, and

b.	At least once each 12-month period thereafter, and the information must be current as of a date no more than 45 calendar days prior to the date the report was submitted.

The initial and annual holdings report must contain the following information:

•	The title, number of shares and principal amount of each Security;

•	The name of any broker, dealer or bank with whom such person maintains an account in which Securities are held; and

•	The date the report is submitted.

You will be prompted by the CCO when the information is due for submission. This information will be submitted via PTCC or by using Appendix A (Initial Holdings Report) or Appendix B (Annual Holdings Report) as directed by the CCO.

Account Activity

If you or any member of your Family/Household has an investment account with any broker, dealer or bank, you or your Family/Household member must arrange for (i) an electronic feed of account activity if the account is with an approved broker or (ii) the broker, dealer or bank to send directly to the CCO, contemporaneous duplicate copies of all brokerage statements and trade confirmation relating to that account if a waiver from the approved broker requirement has been granted by the CCO, in hard copy to Compliance Desk, Infinity Q Capital Management, LLC, 888 Seventh Avenue, Suite 3800, New York, New York, 10106 or to such other third party as Infinity Q Compliance shall designate.  Information regarding “approved brokers” will be provided to you by the CCO.  All electronic feeds must be sent to PTCC.

Exception

If applicable laws or regulations in the jurisdiction relevant for you or your Family/Household’s purposes prohibit brokers, dealers or banks from providing duplicate brokerage statements and trade confirmations directly to the Firm, you or members of your Family/Household were unable to direct the broker, dealer or bank in which you or they had Beneficial Interest to provide such statements, or you or members of your Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, you and/or your Family/Household (as relevant) instead must file a Quarterly Transaction Report as specified below.

Quarterly Certification and Quarterly Transaction Reports

Quarterly Certification

You are required to make a certification regarding your personal securities transactions each quarter via PTCC.  Specifically, every calendar quarter, you (on behalf of yourself and your Family/Household) must certify that you and your Family/Household have directed all brokers, dealers and banks to furnish brokerage statements and trade confirmations directly to the CCO, that no transactions that would be required to be reported were effected during the quarter except through accounts for which you and your Family/Household have directed the broker, dealer or bank to send brokerage statements and trade confirmations directly to the CCO (or that were otherwise reported on a Quarterly Transactions Report) and that, as far as you and your Family/Household know, those statements and confirmations are complete and accurate representations of all transactions during the most recent calendar quarter.

Infinity Q Compliance will notify you of this certification requirement each quarter. This certification must be completed no later than 30 calendar days after the close of the calendar quarter.  Failure to submit within 30 calendar days contravenes applicable regulatory requirements.
Quarterly Transaction Report

If applicable laws or regulations in the jurisdiction(s) relevant for you or members of your Family/Household prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to the CCO, you or members of your Family/Household were unable to direct the broker, dealer or bank in which you or they had Beneficial Interest to provide such statements, or you or members of your Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, no later than 30 calendar days after the end of March, June, September and December each year, you must use PTCC to submit a Quarterly Transaction Report.

In the Quarterly Transaction Report, each Access Person must report all transactions in securities in which such person had or acquired any direct or indirect beneficial ownership that contains the following information:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is submitted.

You will be prompted by the CCO when the information is due for submission.  This information will be submitted via PTCC or by using Appendix C (Quarterly Holdings Report) as directed by the CCO.

Following submission of the Quarterly Transaction Report, you and your Family/Household must provide to Infinity Q Compliance copies of the brokerage statements and trade confirmations sent by the broker, dealer or bank, and must certify that those statements and confirmations accurately reflect all transactions during the most recent calendar quarter in Covered Securities in which you or a member of your Family/Household has a Beneficial Interest.  You should provide these copies simultaneously with the submission of your Quarterly Transaction Report.

In the Quarterly Transaction Report, you do not need to report transactions effected pursuant to an automatic investment plan or in a Discretionary Account.  An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

Each Access Person must also report any account such person established in which Securities were held for such person’s direct or indirect benefit (i.e., beneficial ownership) during the quarter.  The report must contain the following information:

•	The name of the broker, dealer or bank with whom such person established the account;

•	The date the account was established; and

•	The date the report is submitted.

Initial and Annual Certifications and Questionnaires

Code of Ethics

Upon hire and at least annually thereafter, you will receive and be required to review the current Code.  You will also be asked to acknowledge receipt of the Code, your understanding of the Code and your compliance with the Code.

Annual Written Report to the Fund Board

At least once a year, Infinity Q’s CCO will provide to the Fund’s Board of Trustees (the “TAP Board”) a written report that includes the following.

•	Issues Arising Under the Code: The report will describe any issue(s) that arose during the previous year under the Code or procedures thereto, including any material Code or procedural violation(s), and any resulting sanction(s); and

•	Certification and Adoption: The report will certify to the Board that the Adviser has adopted measures reasonably necessary to prevent its access persons from violating the Code.

Board Service and Avoiding Conflicts of Interest

To avoid conflicts of interest and other compliance and business issues, Infinity Q prohibits those subject to this Code from serving as officers or members of the board of any other entity, except with advance approval obtained through the CCO.  Board service in place at the time of joining Infinity Q will also be evaluated for continued appropriateness of such service. Infinity Q can deny such service for any reason.

Client and Investor Confidentiality

Any nonpublic information concerning a Fund’s clients or investors that you acquire in connection with your association at Infinity Q is confidential.  This includes information regarding actual and contemplated investments, financial circumstances and client and investor interests.  You should not discuss client or investor business, including the existence of an investor relationship, with outsiders unless it is a necessary part of your job responsibilities.

Enforcement of Code

If the CCO determines that a breach of the Code’s policies or procedures may have occurred, he/she shall review and document the issue and discuss the issue with you, as appropriate.  If the CCO determines that a violation has occurred, a sanction will be imposed.

These sanctions may include, but are not limited to:

•	a verbal or written warning
•	imposing penalties or fines
•	requiring unwinding of personal securities trades
•	requiring disgorgement of trading gains or payment of losses avoided
•	suspending personal trading privileges
•	reducing an employee’s compensation or demoting an employee
•	suspending employment without pay or terminating employment
•	referring an employee to the U.S. Securities and Exchange Commission or other government or self-regulatory agency

Administration of Code

Code Interpretation and Administration

The CCO is responsible for establishing policies and procedures for the administration of the Code; granting exceptions or exemptions to any provision of the Code, on an individual or a group basis, provided that such exceptions or exemptions are consistent with the spirit of the principles of the Code; appointing one or more designees and defining the scope of his or her authority and day-to-day responsibilities (in addition to those specified in the Code); considering and approving amendments to the Code; and reviewing and considering any decisions made by the designees.

Distribution and Acknowledgement of the Code

The CCO is required to provide you with a copy of the Code and any amendments, and require you to provide a written (or electronic) acknowledgement of your receipt of the Code and any amendments to the Code.

Review of Personal Trading Reports and Additional Requests

The personal trading reports filed by you or received on your behalf pursuant to the Code will be collected and maintained by the CCO or his designee.  Such reports will be reviewed by the CCO or his designee.  The personal trading reports filed or received on behalf of the CCO will be reviewed by the Chief Executive Officer of Infinity Q or his designee.  Such review will include the reconciliation of trading activity with preclearance requests and the reconciliation of initial, quarterly (when applicable), and annual reporting via PTCC reports.

Recordkeeping Requirements

Infinity Q shall maintain and preserve records, in an easily accessible place, relating to the Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law.  Currently, Infinity Q is required by law to maintain and preserve:

•	in an easily accessible place, a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

•	in an easily accessible place a record of any violation of the Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

•	a copy of each report (or information provided in lieu of a report including any manual preclearance forms and information relied upon or used for reporting) submitted under the Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

•	copies of written acknowledgments of receipt of the Code for each person who currently and within the last five years was considered subject to the Code;

•	in an easily accessible place, a record of the names of all persons subject to the Code within the past five years, even if some of them are no longer subject to the Code, the holdings and transactions reports made by these individuals, and records of all such individuals’ personal securities reports (and duplicate brokerage confirmations and account statements in lieu of these reports);

•	a written record of any decision, and the reasons supporting any decision, to approve the purchase by a person covered by the Code in an IPO or private placement transaction or other limited offering for a period of five years following the end of the fiscal year in which the approval is granted; and

•	reports presented to the TAP Board pursuant to Rule 17j-1(c)(2)(ii) of the 1940 Act that describes issues arising under the Code and certifies that procedures have been adopted to prevent access persons from violating the Code for a period of five years, provided that for the first two years such reports must be preserved in an easily accessible place.

Prohibition on Personal Securities Trading

Notwithstanding anything contained herein to the contrary, the CCO may prohibit or limit the personal securities trading activities of persons covered by the Code for any or no reason at any time.

Effective As Of:  May 6, 2014

Last Updated:  August 12, 2014, November 21, 2014 and March 15, 2016

APPENDIX B

Infinity Q Capital Management, LLC

Code of Ethics

Annual Acknowledgement Form

I acknowledge that I have received the current Code of Ethics of Infinity Q Capital Management, LLC (the “Firm”) (the “Code”).  In particular, I have read and understand the relevant portions of the Code applicable to my position at the Firm and to me and my Family/Household’s personal securities holdings.

I have also (or will shortly) completed, signed and dated the Annual Holdings Report and Disclosure of Brokerage Accounts form required by the Firm’s Code.

If I had any questions concerning the Code and my responsibilities under the Code, I have raised them with the Firm’s Chief Compliance Officer and received satisfactory answers to my questions.

I understand that any violation(s) of the Code is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations.  I certify that I have complied with, and affirm that I will remain informed about, and will continue to comply with, all applicable provisions of the Code.

Signature:
Print Name:
Date:

APPENDIX C

Infinity Q Capital Management, LLC
Code of Ethics - Appendix A
Initial Holdings Report and Disclosure of Brokerage Accounts

Please note that this report must be submitted within 10 days of: (i) your first day of employment; or (ii) the date you are covered by the Code of Ethics (“Code”)2.

Name:  ___________________________          Date: _______________________

As of the date appearing above, the following are each and every Investment Account containing “Covered Securities” as defined in the Code of Infinity Q Capital Management, LLC (the “Firm”) in which I have a Beneficial Interest.

SECTION I — Indicate by marketing an “X” below if you have no Investment Accounts and no Covered Securities ______ I have no Investment Accounts and no Covered Securities.

SECTION II — Complete this section only if you have Investment Accounts and/or Covered Securities.

Disclosure of Brokerage Accounts  Please list all Brokerage Accounts in your name or in the name(s) of a member of your Family/Household.
Account Name and Number	Brokerage Firm	Month/Year Account Opened	Discretionary Account (Y/N)

Attach extra sheet if needed.

Disclosure of Holdings  Please attach the most recent brokerage statements for your accounts where you have discretion and for the accounts belonging to members of your Family/Household.  For private placements, please enter information below and attach the executed page of our subscription agreement(s) or other documentation.   You need not include your investment in any of the Firm’s funds.

2 Capitalized terms are defined in the Code.

Title of Security	Type of Security (ex: private placement, hedge fund, IPO)	# of Shares	Principal Amount (including uncalled capital)	Name of Brokerage Firm

I certify that the Covered Securities and Brokerage Accounts listed above are the only Covered Securities and Brokerage Accounts in which I or my Family/Household have a direct or indirect beneficial ownership interest.  I further certify that to the best of my knowledge no Covered Securities reported here violate any provision of the Code or any applicable federal securities law or regulation.

__________________________
Signature

APPENDIX D

Infinity Q Capital Management, LLC
Code of Ethics - Appendix C
Quarterly Certification and Transaction Reports3

Please note that this report must be submitted no later than 30 calendar days after the close of the calendar quarter.

Name:  ___________________________          Date: _______________________

As of the date appearing above, the following are complete and accurate representations of all my transactions in “Covered Securities” as defined in the Code of Ethics (“Code”) of Infinity Q Capital Management, LLC (the “Firm”) which occurred during the most recent calendar quarter.

SECTION I — Indicate by marketing an “X” below if you have no Investment Accounts and no Covered Securities, and thus no transactions to report for the quarter.

______  I have no Investment Accounts and no Covered Securities.

SECTION II — Complete this section only if you have establish new Investment Accounts during the most recent calendar quarter.

Disclosure of New Brokerage Accounts  Please list all newly established Brokerage Accounts in your name or in the name(s) of a member of your Family/Household.

Account Name and Number	Brokerage Firm	Month/Year Account Opened	Discretionary Account (Y/N)

Attach extra sheet if needed.

Disclosure of Holdings  Please attach the most recent brokerage statements for your accounts where you have discretion and for the accounts belonging to members of your Family/Household.  For private placements, please enter information below and attach the executed page of our subscription agreement(s) or other documentation.   You need not include your investment in any of the Firm’s funds.

3 Capitalized terms are defined in the Code.

Date of Transaction	Title	Interest Rate and Maturity Date (if applicable)	# of Shares	Principal Amount (including uncalled capital)	Purchase or Sale	Price	Name of Brokerage Firm

Attach extra sheet if needed.

I certify as applicable that:
(i)	I (and my Family/Household) have directed all brokers, dealers and banks to furnish brokerage statements and trade confirmations directly to the CCO;
(ii)	no transactions that would be required to be reported were effected during the quarter except through accounts for which I and my Family/Household have directed the broker, dealer or bank to send brokerage statements and trade confirmations directly to the CCO (or that are reported on this Quarterly Certification and Transactions Report); and
(iii)	as far as I and my Family/Household know, the statements and confirmations provided are complete and accurate representations of all transactions during the most recent calendar quarter.

I further certify that to the best of my knowledge no Covered Securities reported here violate any provision of the Code or any applicable federal securities law or regulation.

__________________________
Signature

APPENDIX E

Infinity Q Capital Management, LLC
Code of Ethics - Appendix B
Annual Holdings Report and Disclosure of Brokerage Accounts4

Name:  ___________________________          Date: _______________________

As of the date appearing above, the following are each and every Investment Account containing “Covered Securities” as defined in the Code of Infinity Q Capital Management, LLC (the “Firm”) in which I have a Beneficial Interest.

SECTION I — Indicate by marketing an “X” below if you have no Investment Accounts and no Covered Securities ______ I have no Investment Accounts and no Covered Securities.

SECTION II — Complete this section only if you have Investment Accounts and/or Covered Securities.

Disclosure of Brokerage Accounts  Please list all Brokerage Accounts in your name or in the name(s) of a member of your Family/Household.

Account Name and Number	Brokerage Firm	Month/Year Account Opened	Discretionary Account (Y/N)

Attach extra sheet if needed.

Disclosure of Holdings  Please attach the most recent brokerage statements for your accounts where you have discretion and for the accounts belonging to members of your Family/Household.  For private placements, please enter information below and attach the executed page of our subscription agreement(s) or other documentation.   You need not include your investment in any of the Firm’s funds.

4 Capitalized terms are defined in the Code.

Title of Security	Type of Security (ex: private placement, hedge fund, IPO)	# of Shares	Principal Amount (including uncalled capital)	Name of Brokerage Firm

I certify that the Covered Securities and Brokerage Accounts listed above are the only Covered Securities and Brokerage Accounts in which I or my Family/Household have a direct or indirect beneficial ownership interest.  I further certify that to the best of my knowledge no Covered Securities reported here violate any provision of the Code or any applicable federal securities law or regulation.

__________________________
Signature